Exhibit 99.1

SuRo Capital Corp. Clarifies Name Change from Sutter Rock Capital

SAN FRANCISCO, CA, June 24, 2020 (GLOBE NEWSWIRE) – SuRo Capital Corp. (“SuRo Capital” or the “Company”) (Nasdaq:SSSS), today issued the following statement to provide additional clarity regarding the name change from Sutter Rock Capital Corp. to SuRo Capital Corp., previously announced on Friday, June 19, 2020:

On March 12, 2020, a complaint was filed in the United States District Court in the Northern District of California by Sutter Hill Ventures (“Sutter Hill”) alleging that we infringed on Sutter Hill’s federally-registered service mark. Sutter Hill was seeking an injunction from our use of the SUTTER ROCK and SUTTER ROCK CAPITAL marks and trade names, an unspecified amount of damages and disgorgement of our profits, a determination that the alleged infringement was willful, intentional and deliberate, warranting an award to Sutter Hill under California law of three times our profits and three times Sutter Hill’s damages, an award of attorney’s fees and cost, and an award of prejudgment and post judgment interest.

We believed from the outset, and continue to believe, that Sutter Hill’s complaint was completely without merit. However, based on estimates from our legal counsel, fully defending this case could have cost up to $1 million and lasted over a year.

As a result, our board of directors decided it was in our stockholders’ best interest to satisfactorily settle the case with Sutter Hill and to change our name to SuRo Capital Corp. We do not believe this name change will have any impact on our goal of providing returns to stockholders.

About SuRo Capital Corp.

SuRo Capital Corp. (Nasdaq:SSSS) is a publicly traded investment fund that seeks to invest in high-growth, venture-backed private companies. The fund seeks to create a portfolio of high-growth emerging private companies via a repeatable and disciplined investment approach, as well as to provide investors with access to such companies through its publicly traded common stock. SuRo Capital is headquartered in San Francisco, CA. Connect with the company on Twitter, LinkedIn and at www.surocap.com.

Forward-Looking Statements

Statements included herein, including statements regarding SuRo Capital's beliefs, expectations, intentions or strategies for the future, may constitute "forward-looking statements". SuRo Capital cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Risk factors, cautionary statements and other conditions which could cause SuRo Capital's actual results to differ from management's current expectations are contained in SuRo Capital's filings with the Securities and Exchange Commission. SuRo Capital undertakes no obligation to update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

Contact

SuRo Capital Corp.

(650) 235-4769

IR@surocap.com

Media

Bill Douglass

Gotham Communications, LLC

communications@surocap.com